UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2014

Cole Real Estate Income Strategy (Daily NAV), Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-55187	27-3147801
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On December 16, 2014, Cole Real Estate Income Strategy (Daily NAV) Operating Partnership, LP (“Income NAV OP”), the operating partnership of Cole Real Estate Income Strategy (Daily NAV), Inc. (the “Company”), entered into a $20.0 million unsecured revolving line of credit with Series C, LLC, an affiliate of the Company’s advisor (“Series C Loan”). The Series C Loan bears interest at a rate per annum equal to the one-month LIBOR plus 2.45% with accrued interest payable monthly in arrears and principal due upon maturity on December 15, 2015. In the event the Series C Loan is not paid off on the maturity date, the loan includes default provisions. Upon the occurrence of an event of default, interest on the Series C Loan will accrue at an annual default interest rate equal to 4.0% above the stated interest rate. The Series C Loan has been approved by a majority of the Company’s board of directors (including a majority of the independent directors) not otherwise interested in the transaction as fair, competitive and commercially reasonable and no less favorable to the Company than a comparable loan between unaffiliated parties under the same circumstances.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information pertaining to the Series C Loan set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Effective December 19, 2014, Michael T. Ezzell was appointed as chairman of the board of directors, the chief executive officer and the president of the Company, by the Company’s board of directors. Mr. Ezzell also has served as executive vice president of Cole Real Estate Income Strategy (Daily NAV) Advisors, LLC, the Company’s advisor, since March 2014. In addition, Mr. Ezzell, age 39, serves or served in the following positions for certain other programs sponsored by Cole Capital®, our sponsor:

Entity	Position(s)	Dates
Cole Office & Industrial REIT (CCIT II), Inc.	Director, Chief Executive Officer and President	December 2014 - Present
Cole REIT Advisors, LLC, Cole REIT Advisors III, LLC, Cole Corporate Income Advisors, LLC, Cole Corporate Income Advisors II, LLC, Cole REIT Advisors IV, LLC, Cole REIT Advisors V, LLC, Cole Capital Partners, LLC, Cole Capital Advisors, Inc., Cole Capital Corporation
	Executive Vice President	March 2014 - Present
Mr. Ezzell has served as executive vice president, private capital markets at Cole Capital since March 2014. In this role, Mr. Ezzell provides strategic direction and oversees all aspects of private capital management for Cole Capital, including product development, external and internal sales, marketing, broker/dealer relations, due diligence and securities operations. Mr. Ezzell served as senior vice president, product and business development at Cole Capital from January 2010 until March 2014. Prior to joining Cole Capital and its affiliates in January 2010, Mr. Ezzell was employed by AIG Advisor Group from November 2004 until January 2010, most recently as director of investment research. Mr. Ezzell was actively involved in the due diligence and research of all packaged investment products and programs for AIG Advisor Group’s four independent broker-dealers with a network of approximately 6,000 independent financial advisors. Mr. Ezzell also served as a vice president with J.P. Carey Asset Management from 1998 until 2004. Mr. Ezzell received a B.A. degree with a double major in Economics and Political Science from Stetson University. He holds FINRA Series 7, 24 and 63 licenses.
Mr. Ezzell did not enter into an employment agreement with the Company in connection with his appointment as the Company’s chief executive officer and president, and the appointment of Mr. Ezzell as chairman and as the chief executive officer and president of the Company was not made pursuant to any arrangement or understanding between Mr. Ezzell and any other person. Mr. Ezzell has not had any direct or indirect material interests in any transaction with the Company or to which the Company is a party or in any currently proposed transaction with the Company or to which the Company is a party. Mr. Ezzell replaces Nicholas S. Schorsch, who resigned as chairman and as the chief executive officer and president of the Company effective as of December 12, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2014	COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
	By:	/s/ Simon J. Misselbrook
	Name:	Simon J. Misselbrook
	Title:	Chief Financial Officer and Treasurer
Principal Financial Officer and Principal Accounting Officer

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